UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2008

NEOPHARM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	33-90516	51-0327886
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Waukegan Rd., Suite 970, Lake Bluff, Illinois	60044
(Address of principal executive offices)	(Zip Code)

Registrant's telephone, including area code: (847) 887-0800

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

NeoPharm, Inc. (the "Company") announced on December 28, 2007 that it had received notification from The NASDAQ Stock Market that the Company had failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5) (the “Rule”) because for 30 consecutive business days the bid price of the Company’s common stock had closed below  $1.00 per share.  In accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company was provided 180 calendar days, or until June 23, 2008, to regain compliance with the Rule.

On June 24, 2008, the Staff issued a letter to the Company indicating that, based upon the Company’s non-compliance with the Rule, the Company’s securities were subject to delisting from The NASDAQ Stock Market unless the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the” Panel”), which the Company did.  On August 14, 2008, the Company presented its plan to regain compliance with the Rule to the Panel.

On September 4, 2008, the Company issued a press release announcing that it had received notification from the Panel granting the Company’s request to remain listed on The NASDAQ Stock Market, subject to the condition that, on or before December 22, 2008, the Company must evidence a closing bid price of $1.00 or more for a minimum of ten consecutive business days.  Should the Company be unable to meet the conditions established by the Panel, its securities would be subject to delisting from The NASDAQ Stock Market.

A copy of the Press Release issued by the Company on September 4, 2008 is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)       Exhibits.

            99.1 Press Release of NeoPharm, Inc., dated September 4, 2008.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOPHARM, INC.

Date:	September 5, 2008	By:	/s/ Laurence P. Birch
		Name:	Laurence P. Birch
		Title:	President and Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)